UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 12, 2019

Coronado Global Resources Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-56044 (Commission File Number)	83-1780608 (IRS Employer Identification No.)

100 Bill Baker Way

Beckley, West Virginia 25801

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (681) 207-7263

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2019, Coronado Curragh Pty Ltd, or Coronado Curragh, a wholly-owned subsidiary of Coronado Global Resources Inc., and Stanwell Corporation Limited, or Stanwell, entered into the New Coal Supply Agreement, or NCSA. Coronado Curragh and Stanwell were required to negotiate the NCSA under the provisions of the New Coal Supply Deed, or NCSD, as previously disclosed in the Form 10 registration statement filed with the SEC by Coronado Global Resources Inc. on April 29, 2019 as amended on June 14, 2019 and June 28, 2019.

Coronado Curragh currently supplies thermal coal to Stanwell under the Amended Coal Supply Agreement, or ACSA. From the earlier of the expiry of the ACSA (which is expected to occur in 2027), the date of termination of the ACSA, and 1 January 2029, Coronado Curragh will continue to supply thermal coal to Stanwell under the NCSA. The term of the NCSA is expected to be 10 years and Coronado will supply to Stanwell 2 million ‘Tonnes Equivalent’ of thermal coal per annum (based on a nominal gross calorific value of 25.6GJ) at a fixed contract price that varies in accordance with agreed formulae, inclusive of all statutory charges and royalties in respect of coal sold and delivered under the NCSA. The export rebates which were payable under the ACSA are not payable during the term of the NCSA.

The supply term, the contract tonnage and the contract price under the NCSA are subject to adjustment in accordance with a financial model agreed between the parties. In summary, the parties have agreed that the total value of the discount received by Stanwell on coal supplied to it under the NCSA should (by the expiry date of the NCSA) be equal to the net present value of A$210 million as at the date of the NCSD.

For any interruptions to supply under the NCSA that are not due to causes outside the control of Coronado Curragh, Coronado Curragh will indemnify Stanwell for all of Stanwell’s costs and damages resulting from the interruption, including the cost of sourcing alternative coal (subject to mitigation of costs and damages flowing from the interruption).

Where the NCSA is terminated prior to final delivery, Coronado Curragh is required to pay to Stanwell a termination payment which:

•                  if the termination is for any reason other than Coronado Curragh’s default, will be calculated based on the net present value of A$210 million as at the date of the NCSD less the total value of the discount received by Stanwell on coal supplied to it up to the date of termination; and

•                  if the termination is for Coronado Curragh’s default, the termination payment will potentially include a top-up amount should the market price of coal at the time of termination be greater than the price included in the financial model.

Stanwell may elect:

•                  on a quarterly basis, to receive coal, and deal with it as it sees fit; or

•                  once per annum, to receive in lieu of coal the agreed value of the coal discount in cash, with such payment being made at the same time as the coal deliveries that Stanwell elected not to take. Coronado Curragh is released from any obligation to supply that coal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO GLOBAL RESOURCES INC.

By:	/s/ Richard Rose
Name:	Richard Rose
Title:	Vice President, Chief Legal Officer and Secretary

Date:	July 15, 2019